Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ITERIS, INC.

(a Delaware corporation)

                                Iteris, Inc., a Delaware corporation, does hereby certify that:

                1.             The first paragraph of Paragraph A of Article FOURTH of the Amended and Restated Certificate of Incorporation of said corporation is hereby amended and restated in its entirety to read as follows:

                                “A.          The total number of shares of stock which the Corporation shall have authority to issue is 72,000,000, consisting of 70,000,000 shares of Common Stock, par value $.10 per share (the “Common Stock”), and 2,000,000 shares of Preferred Stock, par value $1.00 per share (the “Preferred Stock”).”

                2.             The foregoing amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

                IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this 25th day of September 2007.

/S/ ABBAS MOHADDES
Abbas Mohaddes
Chief Executive Officer and President